Exhibit 99.1

CAI International, Inc. Announces Multi-Year Railcar Order

SAN FRANCISCO--(BUSINESS WIRE)--July 1, 2015--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading transportation finance and logistics companies, today announced that it has entered into an agreement to purchase 2,000 newly built railcars over a three year period, beginning during the second quarter of 2016. CAI will purchase various types of freight and tank cars, though the majority of the order will be for freight cars. The level of commitment over the three year period will be dependent on the specific type and quantity of railcars purchased, but the total investment under the equipment order is expected to be in excess of $200 million.

Victor Garcia, Chief Executive Officer of CAI, commented, “CAI is currently taking delivery of the 920 railcars that it had previously ordered for 2015, all of which are on attractive long term leases. This new order of equipment provides CAI with the opportunity to serve our growing rail customer base with a diversified fleet. Delivery of the railcars is spread over several quarters to provide a steady increase to our railcar portfolio. We will continue to look for additional investment opportunities in new and used railcars that we expect will meet our return expectations. This railcar order will assist us in our strategic goal of expanding both our customer base and our overall asset diversification.”

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2015, CAI operated a worldwide fleet of approximately 1,206,000 CEUs of containers through 16 offices located in 13 countries including the United States. As of March 31, 2015 CAI also owned a fleet of 2,649 railcars, which it leases within North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future expectations of performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, customer additions, lease terms and rates, utilization rates, expected economic conditions, expected railcar demand, availability of credit on commercially favorable terms or at all, customer demand, equipment investment commitment levels, equipment prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of the company to convert letters of intent with its customers to binding contracts and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com